EXHIBIT 99.2

CLINICAL DATA INCREASES OFFER BY $2 PER SHARE IN CASH

NEWTON, MA – February 26, 2004, Clinical Data, Inc. (NASDAQ:CLDA), said today that Israel M. Stein, M.D., Chief Executive officer of the company, has sent a supplemental letter to the Board of Directors of Moore Medical Corp. (AMEX: MMD) increasing by $2.00 per share in cash Clinical Data’s offer to acquire Moore Medical in a merger. The full text of Dr. Stein’s most recent letter follows:

February 26, 2004

By Facsimile – (860) 225-4440

The Board of Directors
Moore Medical Corp.
c/o Linda M. Autore, President and CEO
389 John Downey Drive
New Britain, Connecticut 06050

Dear Ms. Autore:

I am offering this letter as a supplement to our letter dated February 23, 2004.

As you are aware, we are prepared to make an offer of the stock of Clinical Data based upon a fixed ratio of 0.698 shares of the Common Stock, $.01 par value per share of Clinical Data, for each issued and outstanding share of Moore Medical Common Stock, subject to the completion of due diligence satisfactory to Clinical Data, the receipt of all required approvals, and the execution of all transaction agreements. Based upon Clinical Data’s closing price as reported by the Nasdaq Market on February 25, 2004, the value to be offered for Moore Medical would be $12.42 per share, or approximately $37.4 million.

Because McKesson Corporation ("McKesson") has already offered $12.00 per share in cash for the issued and outstanding shares of Moore Medical, we believe the market has determined that there is approximate parity of current values between Clinical Data’s offer and McKesson’s offer. Accordingly, in order to provide clearly superior value to the stockholders of Moore Medical, Clinical Data is prepared to add $2.00 per share in cash to our offer of 0.698 shares of Clinical Data Common Stock for the issued and outstanding shares of Moore Medical, subject to the conditions set forth above.

Given the additional substantial value offered hereby, we believe more strongly than ever that a combination between our companies would provide substantially greater value to the stockholders of Moore Medical than the value contemplated by McKesson’s offer. We continue to be prepared to enter into a confidentiality agreement with you at the earliest possible time so that both of our legal, financial and investment banking advisors can gain access to all appropriate information about our companies that will be needed to permit us to proceed as expeditiously as possible to a definitive agreement.

Very truly yours,

CLINICAL DATA, INC.

By: ___________________________
        Israel M. Stein, M.D.
        President and CEO

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Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals worldwide.

Except for any historical information contained in this press release, the matters discussed herein include forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Actual results could differ materially from those expressed in such statements and readers are referred to the Company’s SEC reports and filings, including the Company’s Annual Report on Form 10-KSB filed with the SEC on June 30, 2003 and Amendment No. 1 thereto on Form 10-KSB/A filed with the SEC on July 29, 2003, and the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004.